                                AMENDMENT TO THE
                       FINANCING REIMBURSEMENT AGREEMENT

         AMENDMENT dated May 3, 1996 (this "Amendment"), to the Financing Reimbursement Agreement dated as of February 28, 1995 (the "Financing Reimbursement Agreement"), between Revlon Holdings Inc., a Delaware corporation ("Old Revlon") and Revlon Consumer Products Corporation, a Delaware corporation ("Products Corporation").

         WHEREAS, Old Revlon and Products Corporation wish to amend the Financing Reimbursement Agreement, pursuant to Section 4.01 thereof, to more accurately express the agreement of the parties.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Definitions. Unless the context requires otherwise, all capitalized terms used herein and not otherwise defined herein have the meaning assigned to them in the Financing Reimbursement Agreement.

         SECTION 2. Effectiveness; Counterparts. Upon execution by the parties hereto, this Amendment shall be deemed effective as of February 28, 1995. As amended hereby, the Financing Reimbursement Agreement is hereby ratified, confirmed and continued in all respects. This Amendment may be signed in separate counterparts, each of which shall be deemed for all purposes an original, but all such counterparts shall constitute one and the same instrument.

         SECTION 3. Amendment to the Financing Reimbursement Agreement.

         (a) Amendment to Section 2.01. Section 2.01 of the Financing Reimbursement Agreement is hereby amended in its entirety to read as follows:

         "Section 2.01. Subject to the terms of this Agreement, Old Revlon agrees to pay to Products Corporation on the Maturity Date an amount as shall be determined pursuant to Section 2.02 hereof (the "Interest Allocation") which shall represent reimbursement by Old Revlon of interest paid by Products Corporation on account of indebtedness incurred under the New Credit Agreement and under borrowings from affiliates of Products Corporation. Such agreement hereunder by Old Revlon shall constitute the promise and obligation of Old Revlon to pay the Interest Allocation, without interest thereon, to Products Corporation on the Maturity Date."

         (b) Amendment to Section 2.02. Section 2.02 of the Financing Reimbursement Agreement is hereby amended in its entirety to read as follows:

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         "Section 2.02. The Interest Allocation shall be calculated with respect to each fiscal quarter of Products Corporation, beginning with the quarter ended March 31, 1995, and shall equal the sum of the products with respect to each fiscal quarter of multiplying the rate of interest of 1.5% per annum by the average balance outstanding under the New Credit Agreement for each such quarter and the average balance outstanding under borrowings from affiliates of Products Corporation for each such quarter."

         SECTION 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.



                                       REVLON CONSUMER PRODUCTS CORPORATION


                                       By: /s/ Robert K. Kretzman
                                          -------------------------------------
                                          Name:  Robert K. Kretzman
                                          Title: Vice President



                                       REVLON HOLDINGS INC.


                                       By: /s/ Glenn P. Dickes
                                          -------------------------------------
                                          Name:  Glenn P. Dickes
                                          Title: Vice President


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